UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2015

KINDRED HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14057	61-1323993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

680 South Fourth Street

Louisville, Kentucky

(Address of principal executive offices)

40202-2412

(Zip Code)

Registrant’s telephone number, including area code: (502) 596-7300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2015, a subsidiary of Kindred Healthcare, Inc. (the “Company”) entered into an amended Employment Agreement (the “Amended Agreement”) with Patricia Henry, the Company’s Executive Vice President and President, RehabCare, in connection with Ms. Henry’s planned retirement from the Company, effective April 1, 2015 (the “Effective Date”).

The Amended Agreement replaces and supersedes, in all respects, the employment agreement between the Company and Ms. Henry dated December 19, 2011 (the “Prior Agreement”). The Amended Agreement stipulates that Ms. Henry will continue to remain employed by the Company as Senior Advisor, RehabCare for an 18 month period following the Effective Date (the “Term”). During the Term, Ms. Henry will receive a base salary equal to 1.5 times her current base salary, continued coverage under the Company’s employee benefit plans, prorated awards (based on actual performance) for 2015 under the Company’s short and long-term cash incentive plans, and continued vesting of equity awards. Following the Term, Ms. Henry will be entitled to 18 months continued coverage under the Company’s employee benefits plans, immediate vesting of restricted stock awards that were scheduled to vest over the subsequent 12 months, and 12 months of continued vested of all remaining equity awards. Consistent with the Prior Agreement, the Amended Agreement also imposes non-competition and non-solicitation obligations on Ms. Henry during the Term and for a 12 month period following the Term.

The description of the material terms of the Amended Agreement is qualified by reference to the full text of the Amended Agreement, which is attached hereto as Exhibit 10.1.

Item 8.01.	Other Events.

Incorporated by reference is a press release issued by the Company on March 5, 2015 which is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1	Employment Agreement dated as of March 5, 2015 by and between Kindred Healthcare Operating, Inc. and Patricia Henry.

Exhibit 99.1	Press Release dated March 5, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: March 6, 2015	By:	/s/ Joseph L. Landenwich
Joseph L. Landenwich
Co-General Counsel and Corporate Secretary